CHINA NEW ENERGY GROUP COMPANY
CERTIFICATE OF DESIGNATIONS OF PREFERENCES,
RIGHTS AND LIMITATIONS
OF
SERIES A CONVERTIBLE PREFERRED STOCK

The undersigned, Jiaji Shang, does hereby certify that:

1. He is the Chief Executive Officer and Chairman of the Board of Directors of CHINA NEW ENERGY GROUP COMPANY, a Delaware corporation (the “Company”).

2. The Company is authorized to issue 10,000,000 shares of Preferred Stock, par value $0.001 per share (“Preferred Stock”), none of which have been previously issued.

3. The following resolutions were duly adopted by the Board of Directors of the Company (the “Board of Directors”):

WHEREAS, the Certificate of Incorporation of the Company provides for a class of its authorized stock known as Preferred Stock, comprised of 10,000,000 shares, $0.001 par value per share, issuable from time to time in one or more series;

WHEREAS, the Board of Directors is authorized to fix the dividend rights, dividend rate, voting rights, conversion rights, rights and terms of redemption and liquidation preferences of any wholly unissued series of Preferred Stock and the number of shares constituting any series and the designation thereof, of any of them; and

WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to fix the rights, preferences, restrictions and other matters relating to a series of the preferred stock, which shall consist of up to Five Million Five Hundred Thousand (5,500,000) shares of the Preferred Stock, which the Company has the authority to issue, as follows:

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for the issuance of a series of Preferred Stock for cash or exchange of other securities, rights or property and does hereby fix and determine the rights, preferences, restrictions and other matters relating to such series of Preferred Stock as follows:

TERMS OF PREFERRED STOCK

Section 1. Definitions. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Series A Convertible Preferred Stock Securities Purchase Agreement by and between the Company, China Hand Fund, I, LLC, a Delaware limited liability company (as amended, modified or supplemented from time to time in accordance with its terms, a copy of which is on file at the principal offices of the Company, the “First Closing Purchase Agreement”) or the Series A Convertible Preferred Stock Securities Purchase Agreement, which shall substantially be in the same form as the First Closing Purchase Agreement, to be entered into by the Company and each purchaser party thereto (as amended, modified or supplemented from time to time in accordance with its terms, a copy of which is on file at the principal offices of the Company, the “Final Closing Purchase Agreement”, together with the First Closing Purchase Agreement, each a “Purchase Agreement” and collectively, the “Purchase Agreements”). For the purposes hereof, the following terms shall have the following meanings:

“Board of Directors” means the Board of the Directors of the Company.

“Certificate” means this Certificate of Designations of Preferences, Rights and Limitations of Series A Convertible Preferred Stock of China New Energy Group Company, as amended from time to time.

“Commission” means the Securities and Exchange Commission of the United States of America.

“Common Stock” means the Company’s common stock, par value $0.001 per share, and stock of any other class into which such shares may hereafter have been reclassified or changed.

“Conversion Date” shall have the meaning set forth in Section 6(a).

“Conversion Ratio” shall mean the number of shares of Common Stock issuable upon conversion of one share of Series A Preferred Stock. Each share of Series A Preferred Stock shall be initially convertible into to shares of Common Stock on a 1-for-35 basis, subject to adjustment as provided in this Certificate.

“Conversion Price” shall mean $0.138 per share, subject to adjustment as provided in this Certificate.

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of Series A Preferred Stock in accordance with the terms of the Purchase Agreements and this Certificate.

“Company” means China New Energy Group Company, a Delaware corporation.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fundamental Transaction” shall have the meaning set forth in Section 7(h) hereof.

“Holder” shall have the meaning set forth in Section 2 hereof.

“Liquidation” shall have the meaning set forth in Section 5 hereof.

“Liquidation Value” shall have the meaning set forth in Section 5 hereof.

“Original Purchase Price” shall mean $0.138 per share, subject to adjustment as provided in this Certificate.

“Person” means a corporation, an association, a partnership, a limited liability company, a business association, an individual, a trust, a government or political subdivision thereof or a governmental agency.

“Purchaser” means any purchaser who purchased shares of Series A Preferred Stock and Warrants pursuant to a Purchase Agreement.

“Registration Rights Agreement(s)” means the Registration Rights Agreement(s), to which the Company and the Purchasers are parties, as amended, modified or supplemented from time to time in accordance with its terms.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Series A Preferred Stock” shall have the meaning set forth in Section 2 hereof.

“Subsidiary” shall mean a corporation, limited liability company, partnership, joint venture or other business entity of which the Company owns beneficially or of record more than a majority of the equity interests.

“Trading Day” means a day on which the Common Stock is traded on a Trading Market.

“Trading Market” means the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the American Stock Exchange, the New York Stock Exchange, the NASDAQ Global Select Market, the NASDAQ Global Market, the NASDAQ Capital Market or the OTC Bulletin Board.

“Variable Rate Transaction” shall have the meaning set forth in Section 7 hereof

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the primary Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg Financial L.P. (based on a Trading Day from 9:30 a.m. EST to 4:02 p.m. Eastern Time) using the VAP function; (b) if the Common Stock is not then listed or quoted on the Trading Market and if prices for the Common Stock are then reported in the “Pink Sheets” published by the National Quotation Bureau Incorporated (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported; or (c) in all other cases, the fair market value of a share of Common Stock as determined by a nationally recognized-independent appraiser selected in good faith by the Majority Holders.

Rank of Series or Classes. For purposes of this Certificate, any stock of any series or class of the Company shall be deemed to rank:

(a) senior to the shares of Series A Preferred Stock, as to dividends or upon liquidation, dissolution or winding up, as the case may be, if the holders of such class or classes shall be entitled to the receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Company, as the case may be, in preference or priority to the Holders;

(b) on a parity with shares of Series A Preferred Stock, as to dividends or upon liquidation, dissolution or winding up, as the case may be, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share or sinking fund provisions, if any, be different from those of Series A Preferred Stock, if the holders of such stock shall be entitled to the receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Company, as the case may be, in proportion to their respective dividend rates or liquidation prices, without preference or priority, one over the other, as between the holders of such stock and the Holders;

(c) junior to shares of Series A Preferred Stock as to dividends or upon liquidation, dissolution or winding up, as the case may be, if such class shall be Common Stock or if the Holders shall be entitled to receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Company, as the case may be, in preference or priority to the holders of shares of such class or classes.

Section 2. Designation and Amount. The series of Preferred Stock, par value $0.001 per share shall be designated as the Company’s Series A Convertible Preferred Stock (the “Series A Preferred Stock”) and the number of shares so designated shall be Five Million Five Hundred Thousand (5,500,000) (which shall not be subject to increase without the consent of all of the holders of at least 50% of the then outstanding shares of Series A Preferred Stock (each a “Holder” and collectively, the “Holders”). In the event of the conversion of shares of Series A Preferred Stock into Common Stock, pursuant to Section 6 hereof, or in the event that the Company shall otherwise acquire and cancel any shares of Series A Preferred Stock, the shares of Series A Preferred Stock so converted or otherwise acquired and canceled shall have the status of authorized but unissued shares of Preferred Stock, without designation as to series until such stock is once more designated as part of a particular series by the Board of Directors. In addition, if the Company shall not issue the maximum number of shares of Series A Preferred Stock, the Company may, from time to time, by resolution of the Board of Directors and the approval of the holders of a majority of the outstanding shares of Series A Preferred Stock (the “Majority Holders”), reduce the number of shares of Series A Preferred Stock authorized, provided, that no such reduction shall reduce the number of authorized shares to a number which is less than the number of shares of Series A Preferred Stock then issued or reserved for issuance. The number of shares by which the Series A Preferred Stock is reduced shall have the status of authorized but unissued shares of Preferred Stock, without designation as to series, until such stock is once more designated as part of a particular series by the Company’s Board of Directors. The Board of Directors shall cause to be filed with the Secretary of State of the State of Delaware such certificate as shall be necessary to reflect any reduction in the number of shares constituting the Series A Preferred Stock.

Section 3. Dividends and Other Distributions.

(a) For so long as any shares of Series A Preferred Stock shall remain outstanding, no dividends shall be declared or payable with respect to the Common Stock.

(b) The Holders shall be entitled to cumulative dividends in preference to any dividends on the Common Stock at the rate of 6% of the Original Purchase Price per annum compounded daily and payable semi-annually. Dividends shall begin to accrue on the date of issuance of the Series A Preferred Stock and shall be computed on the basis of a 360-day year consisting of twelve 30-day months and shall be payable semi-annually in arrears on June 1 and December 1 of each year (each, a "Dividend Date") with the first Dividend Date being December 1, 2008. If a Dividend Date is not a business day, then the dividend shall be due and payable on the business day immediately following such Dividend Date. Dividends shall be payable in shares of Common Stock ("Dividend Shares") or, at the option of the Company, in cash, provided that the dividends which accrued during any period shall be payable in cash only if the Company indicates that the dividend will be paid in cash in the Dividend Notice (as defined below). At least five (5) days prior to the applicable Dividend Date (the "Dividend Notice Date"), the Company shall provide written notice (the "Dividend Notice") to each Holder indicating that the dividend is to be paid in cash. Dividends paid in Dividend Shares shall be paid in a number of fully paid and nonassessable shares (rounded up to the nearest whole share) of Common Stock equal to the quotient of (i) the amount of interest payable divided by (a) the product of (A) 90% and (B) the average of VWAP for each day during the period commencing twenty (20) days preceding but not including the Dividend Date. If any Dividend Shares are to be issued on a Dividend Date, then the Company shall within five (5) business days of the applicable Dividend Date, issue and deliver to such Holder a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled.

Section 4.  Voting Rights.

(a) Except as otherwise provided herein or by law and in addition to any right to vote as a separate class as provided by law, the holders of the Series A Preferred Stock shall have full voting rights and powers equal to the voting rights and powers of holders of Common Stock and shall be entitled to notice of any stockholders meeting in accordance with the Bylaws of the Company, and shall be entitled to vote, with respect to any question upon which holders of Common Stock have the right to vote, including, without limitation, the right to vote for the election of directors, voting together with the holders of Common Stock as one class. Subject to the limitation set forth in the last sentence of Section 4(c) hereof, each holder of shares of Series A Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Series A Preferred Stock would be converted if converted on the record date for the taking of a vote (regardless of the number of shares of Common Stock that the Corporation is then authorized to issue) or, if no record date is established, at the day prior to the date such vote is taken or any written consent of stockholders is first executed. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Preferred Stock held by each holder would be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

(b) For so long as any shares of Series A Preferred Stock shall remain outstanding, without the affirmative approval of the Holders of 75% of the shares of the Series A Preferred Stock then outstanding (by vote or written consent, as provided by law), the Company shall not:

i. in any manner authorize, issue or create (by reclassification or otherwise) any new class or series of shares having rights, preferences or privileges equal or senior to the Series A Preferred Stock;

ii. adversely alter or change the rights, preferences, designations or privileges of the Series A Preferred Stock;

iii. amend the Company’s Articles of Incorporation or By-laws in a manner that adversely affects the rights, preferences, designations or privileges of the Holders;

iv. increase or decrease the authorized number of shares of preferred stock of the Company or otherwise reclassify the Company's outstanding securities;

v. redeem, purchase or otherwise acquire (or pay into or set funds aside for a sinking fund for such purpose) any share or shares of Preferred Stock or Common Stock; provided, however, that this restriction shall not apply to repurchases of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Company or any subsidiary pursuant to agreements that are approved by the Board under which the Company has the option to repurchase such shares at cost upon the occurrence of certain events, such as the termination of employment, or through the exercise of any right of first refusal; and provided further, that this restriction shall not apply to any conversion, redemption or other acquisition of shares of Series A Convertible Stock pursuant to this Certificate, any Transaction Documents or as contemplated under the Additional Series A Financing (as defined in the First Closing Purchase Agreement); or

vi. voluntarily file for bankruptcy, liquidate the Company’s assets or make an assignment for the benefit of the Company’s creditors.

(c)  Until the expiration of two (2) years following the Closing Date (or, if the Final Closing shall have occurred, then the expiration of two (2) years following the Final Closing Date) (the “Restricted Period”), neither the Company nor any Subsidiary shall (i) sell all or substantially all of its assets, or (ii) at any given date during the Restricted Period, issue debt any debt securities or otherwise incur any debt in a manner as to cause its debt-to-equity ratio to exceed 50% without obtaining prior approval of the Majority Holders.

(d)  For so long as 20% of the shares of Series A Preferred Stock shall remain outstanding, the Company shall not issue (i) any Preferred Stock (with the exception of the Series A Preferred Stock issued pursuant to the Purchase Agreements), or (ii) any convertible debt exchangeable or convertible into the Company’s Common Stock without consent of the Holders of such outstanding shares of Series A Preferred Stock.

(e) Whenever Holders are required or permitted to take any action by vote, such action may be taken without a meeting on written consent, setting forth the action so taken and signed by the holders of the outstanding capital stock of the Company having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. When voting together with the holders of Common Stock as a single class on an as converted basis, each share of Series A Preferred Stock shall carry a number of votes equal to the number of shares of Common Stock issuable upon conversion of such Series A Preferred Stock at the then applicable Conversion Ratio, which is initially thirty five (35) shares of Common Stock for each share of Series A Preferred Stock; provided, that the number of votes carried by a Holder’s Series A Preferred Stock on an as converted basis shall be subject to the beneficial ownership limitation set forth in Section 6(e) hereof unless a waiver shall have been given by such Holder in compliance with Section 6(e) hereof.

Section 5. Liquidation. Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary (each, a “Liquidation Event”), the Holders shall be entitled to receive out of the assets of the Company, whether such assets are capital or surplus, for each share of Series A Preferred Stock an amount equal to $4.83, plus any accumulated but unpaid dividends thereon (the “Liquidation Value”), before any distribution or payment shall be made to the holders of any securities which are junior to the Series A Preferred Stock upon the occurrence of a Liquidation Event and after any distributions or payments made to holders of any class or series of securities which are senior to the Series A Preferred Stock upon the occurrence of a Liquidation Event. If the assets of the Company shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the Holders shall be distributed among the Holders ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. In the event the assets of the Company available for distribution to the holders of shares of Series A Preferred Stock upon the occurrence of a Liquidation Event shall be insufficient to pay in full all amounts to which such holders are entitled pursuant to this Section 5, no such distribution shall be made on account of any shares of any other class or series of capital stock of the Company ranking on a parity with the shares of Series A Preferred Stock upon the occurrence of such Liquidation Event unless proportionate distributive amounts shall be paid on account of the shares of Series A Preferred Stock, ratably, in proportion to the full distributable amounts for which holders of all such parity shares are respectively entitled upon the occurrence of such Liquidation Event. At the election of a Holder made by written notice delivered to the Company at least two (2) business days prior to the effective date of the subject transaction, as to the shares of Series A Preferred Stock held by such Holder, a Fundamental Transaction or Change in Control shall be treated as a Liquidation Event as to such Holder.

Section 6. Conversion.

(a) Conversions at Option of Holder. Each share of Series A Preferred Stock shall be initially convertible (subject to the limitations set forth in Section 6(e)), into such number of shares of Common Stock based on the Conversion Ratio at the option of the Holders, at any time and from time to time on or after its issuance. A Holder shall effect conversions by providing the Company with the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”) as fully and originally executed by the Holder, together with the delivery by the Holder to the Company of the stock certificate(s) representing the number of shares of Series A Preferred Stock to be converted, with such stock certificates being duly endorsed in full for transfer to the Company or with an applicable stock power duly executed by the Holder in the manner and form as deemed reasonable by the Company’s transfer agent for the Common Stock. Each Notice of Conversion shall specify the number of shares of Series A Preferred Stock to be converted, the number of shares of Series A Preferred Stock owned prior to the conversion at issue, the number of shares of Series A Preferred Stock owned subsequent to the conversion at issue, the stock certificate number and the shares of Series A Preferred Stock represented thereby which are accompanying the Notice of Conversion, and the date on which such conversion is to be effected, which date may not be prior to two Trading Days following the date the Holder mails such Notice of Conversion and the applicable stock certificates to the Company by overnight delivery service (the “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the Trading Day immediately following the date that such Notice of Conversion and applicable stock certificates are received by the Company. The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error. Shares of Series A Preferred Stock converted into Common Stock in accordance with the terms hereof shall be canceled and may not be reissued.

(b) Adjustment of Conversion Ratio. If the Conversion Price is adjusted pursuant to this Certificate or any Purchase Agreement, the Conversion Ratio shall likewise be adjusted and the new Conversion Ratio shall be determined by multiplying the Conversion Ratio in effect by a fraction, the numerator of which is the Conversion Price in effect before the adjustment and the denominator of which is the new Conversion Price. Thereafter, subject to any further adjustments in the Conversion Price, each share of Series A Preferred Stock shall be initially convertible into Common Stock based on the new Conversion Ratio.

(c) Automatic Conversion Upon Change in Control. Subject to Section 5, all of the outstanding shares of Series A Preferred Stock shall be automatically converted into the Conversion Shares upon the close of business on the business day immediately preceding the date fixed for consummation of any transaction resulting in a Change in Control of the Company. A “Change in Control” means a consolidation or merger of the Company with or into another company or entity in which the Company is not the surviving entity or the sale of all or substantially all of the assets of the Company to another company or entity not controlled by the then existing stockholders of the Company in a transaction or series of transactions. The Company shall not be obligated to issue certificates evidencing the Conversion Shares unless certificates evidencing the shares of Series A Preferred Stock so converted are either delivered to the Company or its transfer agent or the holder notifies the Company or its transfer agent in writing that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection therewith. Upon the conversion of the shares of Series A Preferred Stock pursuant to this Section 6(c), the Company shall promptly send written notice thereof, by hand delivery or by overnight delivery, to the holders of record of all of the Series A Preferred Stock at their addresses then shown on the records of the Company, which notice shall state that certificates evidencing shares of Series A Preferred Stock must be surrendered at the office of the Company (or of its transfer agent for the Common Stock, if applicable).

(d) Mandatory Conversion.

i. Subject to Section 6(d)(iv) hereof, the Company shall have the right at any time, on written notice (the “Mandatory Conversion Notice”) to all the Holders given not less than twenty (20) Trading Days prior to the date by which the Holders are required to have converted their shares of Series A Preferred Stock (the “Mandatory Conversion Date”), to require that the Holders convert their Series A Preferred Stock in whole or in part; provided, that (i) the VWAP shall equal or exceed the Target Price (as defined below) for at least twenty (20) Trading Days in any 30 consecutive Trading Day period ending on the Notice Date (as defined below), and the Trading Volume (as defined below) shall equal or exceed the Target Volume (as defined below) on each Trading Day during such 30 consecutive Trading Day period ending on the Notice Date; provided further, that the Company may only mandate the Holders to convert their shares of Series A Preferred Stock pursuant to this Section if a registration statement filed by the Company pursuant to the Registration Rights Agreement covering the sale by the Holders of the Conversion Shares (each a “Registration Statement”) is current and effective and the right of the Company to mandate conversion only applies with respect to the Conversion Shares included in such registration statement.

ii. The Mandatory Conversion Notice provided hereunder shall be mailed by first class mail, postage prepaid or overnight courier, and sent by telecopier or e-mail, and shall be deemed given on the date of receipt of the notice by the Holder (the “Notice Date”). Subject to Section 6(d)(iv) hereof, upon receipt of the Mandatory Conversion Notice, the Holder must (i) convert the number of shares of Series A Preferred Stock subject to mandatory conversion under the Mandatory Conversion Notice no later than the Mandatory Conversion Date; or (ii) notify the Company of its intent to transfer in whole or in part of such Holder’s Series A Preferred Stock. In the event Holder elects to transfer its Series A Preferred Stock, then the subsequent Holder must convert the Series A Preferred Stock so transferred on or before the Mandatory Conversion Date.

iii. As used in this Section 6(d), the following terms shall have the meanings set forth below:

1 “Target Price” shall mean two hundred percent (300%) of the Conversion Price.

2 “Trading Volume” shall mean the trading volume of the Common Stock (as reported by Bloomberg L.P. or the Nasdaq Stock Market or the New York or American Stock Exchange, as the case may be).

3 “Target Volume” shall mean 100,000 shares (as adjusted to reflect any stock split, combination of shares, reclassification, recapitalization or other similar event affecting the number of outstanding shares of stock or securities).

iv. Notwithstanding any other provision of this Section 6(d):

1 In the event that, at any time subsequent to the Notice Date and before the Mandatory Conversion Date, the resale of the Conversion Shares are not covered by a current and effective Registration Statement, the Company’s right to mandate the conversion of the Series A Preferred Stock shall terminate with respect to all Series A Preferred Stock that have not then been converted. Nothing in the preceding sentence shall be construed to prohibit or restrict the Company from thereafter calling the Series A Preferred Stock for conversion in the manner provided for, and subject to the provisions of, this Section 6(d).

2 In the event that the exercise by the Company of its right pursuant to this Section 6(d) would result in a violation of Section (6)(e) hereof, the Company shall not have the right to call for conversion of the Series A Preferred Stock to the extent that the conversion of the Series A Preferred Stock as to which the Mandatory Exercise Notice is given would result in such a violation.

3 Subject to compliance with Section (6)(e) hereof, the Company shall have the right to call for conversion of the Series A Preferred Stock as to a Holder only if the Company is calling for conversion of the Series A Preferred Stock of all other Holders in accordance with this Section on a pro rata basis.

v. The Mandatory Conversion Notice shall specify (i) the number of Series A Preferred Stock required to be converted, (ii) the Mandatory Exercise Date, which shall be no less than twenty (20) Trading Days following the Notice Date, and (iii) the place where the shares of Series A Preferred Stock subject to the Mandatory Conversion Notice shall be delivered. No failure to mail such notice nor any defect therein or in the mailing thereof shall affect the validity of the proceedings for the Company’s right to mandate conversion of the Series A Preferred Stock by the Holder except as to a Holder (x) to whom notice was not mailed or (y) whose notice was defective.

(e) Beneficial Ownership Limitation. Notwithstanding anything to the contrary set forth in this Certificate, at no time may a Holder convert shares of Series A Preferred Stock if the number of shares of Common Stock to be issued pursuant to such conversion would cause the number of shares of Common Stock owned by such Holder at such time to equal or exceed, when aggregated with all other shares of Common Stock owned by such Holder at such time, the number of shares of Common Stock which would result in such Holder beneficially owning (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules thereunder) in excess of 4.9% of the then issued and outstanding shares of Common Stock outstanding at such time; provided, however, that upon a Holder providing the Company with sixty-one (61) days notice (the "Waiver Notice") that such Holder wishes to waive this Section 6(e) with regard to any or all shares of Common Stock issuable upon conversion of such Holder’s Series A Preferred Stock, this Section 6(e) shall be of no force or effect with regard to those shares of Series A Preferred Stock referenced in the Waiver Notice. For purposes of this Section 6(e), in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as reflected in the most recent of the following: (A) the Company’s most recent quarterly reports (Form 10-Q), annual reports (Form 10-K), or definitive proxy statement or information statement as filed with the Commission under the Exchange Act, (B) a more recent public announcement by the Company, or (C) any other written notice by the Company or the Company’s transfer agent setting forth the number of shares of Common Stock outstanding.  Upon the written or oral request of the Holder, the Company shall within two (2) Trading Days confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding.  In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including the Series A Preferred Stock, by the Holder or its affiliates since the date as of which such number of outstanding shares of Common Stock was publicly reported by the Company.

(f) Mechanics of Conversion

i. Delivery of Certificate Upon Conversion. Except as otherwise set forth herein, not later than three (3) Trading Days after each Conversion Date (the “Share Delivery Date”), the Company shall deliver to the Holder (A) a certificate or certificates which, after the effective date of the Registration Statement covering the sale of the Conversion Shares of such Holder (the “Effective Date”), shall be free of restrictive legends and trading restrictions (other than those required by the Purchase Agreements) representing the number of Conversion Shares being acquired upon the conversion of shares of Series A Preferred Stock, and (B) if applicable, a bank check in the amount of accrued and unpaid dividends (if the Company has elected or is required to pay accrued dividends in cash). After the Effective Date, the Company shall, upon request of the Holder, deliver any certificate or certificates required to be delivered by the Company under this Section electronically through the Depository Trust Company or another established clearing Company performing similar functions if the Company’s transfer agent has the ability to deliver shares of Common Stock in such manner. If in the case of any Notice of Conversion such certificate or certificates are not delivered to or as directed by the applicable Holder by the third Trading Day after the Conversion Date, the Holder shall be entitled to elect by written notice to the Company at any time on or before its receipt of such certificate or certificates thereafter, to rescind such conversion, in which event the Company shall immediately return the certificates representing the shares of Series A Preferred Stock tendered for conversion.

ii. Obligation Absolute; Partial Liquidated Damages. The Company’s obligations to issue and deliver the Conversion Shares upon conversion of Series A Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other Person of any obligation to the Company or any violation or alleged violation of law by the Holder or any other person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to the Holder in connection with the issuance of such Conversion Shares. In the event a Holder shall elect to convert any or all of its Series A Preferred Stock, the Company may not refuse conversion based on any claim that such Holder or any one associated or affiliated with the Holder of has been engaged in any violation of law, agreement or for any other reason (other than the inability of the Company to issue shares of Common Stock as a result of the limitation set forth in Section 6(e) hereof) unless an injunction from a court, on notice, restraining and or enjoining conversion of all or part of this Series A Preferred Stock shall have been sought and obtained and the Company posts a surety bond for the benefit of the Holder in the amount of 150% of the Liquidation Value of Series A Preferred Stock which is subject to the injunction, which bond shall remain in effect until the completion of arbitration/litigation of the dispute and the proceeds of which shall be payable to such Holder to the extent it obtains judgment. In the absence of an injunction precluding the same, the Company shall issue Conversion Shares or, if applicable, cash, upon a properly noticed conversion. Nothing herein shall limit a Holder’s right to pursue actual damages for the Company’s failure to deliver certificates representing the Conversion Shares upon conversion within the period specified herein and such Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief.

iii. Compensation for “Buy-In on Failure to Timely Deliver Certificates Upon Conversion. If the Company fails to deliver to the Holder such certificate or certificates pursuant to Section 6(f)(1) by a Share Delivery Date, and if after such Share Delivery Date the Holder purchases (in an open market transaction or otherwise) Common Stock to deliver in satisfaction of a sale by such Holder of the Conversion Shares which the Holder was entitled to receive upon the conversion relating to such Share Delivery Date (a “Buy-In”), then the Company shall pay in cash to the Holder the amount by which (x) the Holder’s total purchase price (including brokerage commissions, if any) for the Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that such Holder was entitled to receive from the conversion at issue multiplied by (2) the price at which the sell order giving rise to such purchase obligation was executed. For example, if the Holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Series A Preferred Stock with respect to which the aggregate sale price giving rise to such purchase obligation is $10,000, the Company shall be required to pay the Holder $1,000 hereunder. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In, together with applicable confirmations and other evidence reasonably requested by the Company. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing shares of Common Stock upon conversion of the shares of Series A Preferred Stock as required pursuant to the terms hereof.

(g) Reservation of Shares Issuable Upon Conversion. The Company covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock solely for the purpose of issuance upon conversion of the Series A Preferred Stock, each as herein provided, free from preemptive rights or any other actual or contingent purchase rights of persons other than the Holders, not less than such number of shares of the Common Stock as shall (subject to any additional requirements of the Company as to reservation of such shares set forth in the Purchase Agreements) be issuable upon the conversion of all outstanding shares of Series A Preferred Stock. The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid, nonassessable. The Company shall immediately, in accordance with the laws of the State of Delaware, increase the authorized amount of its Common Stock if, at any time, the authorized amount of its Common Stock, remaining unissued shall not be sufficient to permit the conversion of all shares of Series A Preferred Stock.

(h) Fractional Shares. No fractional shares shall be issued upon the conversion of any share or shares of the Series A Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded up to the nearest whole share. The number of shares issuable upon conversion shall be determined on the basis of the total number of shares of Series A Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

(i) No Charge for Conversion; Transfer Taxes. The issuance of certificates for shares of Common Stock upon the conversion of shares of Series A Preferred Stock shall be made without charge to the converting Holders for such certificates. The issuance of certificates for shares of the Common Stock on conversion of the Series A Preferred Stock shall be made without charge to the Holders thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder of such shares of Series A Preferred Stock so converted and the Company shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

(j) Absolute Obligation. Except as expressly provided herein, no provision of this Certificate shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the liquidated damages (if any) on, the shares of Series A Preferred Stock at the time, place, and rate, and in the coin or currency, herein prescribed.

Section 7.  Certain Adjustments.

(a) Stock Dividends and Stock Splits. If the Company, at any time subsequent to the Closing Date as long as any shares of Series A Preferred Stock shall remain outstanding: (i) shall pay a stock dividend or otherwise make a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock (which, for avoidance of doubt, shall not include any securities issued pursuant to the Purchase Agreements), (ii) subdivide outstanding shares of Common Stock into a larger number of shares, (iii) combine outstanding shares of Common Stock into a smaller number of shares, or (iv) issue by reclassification of shares of the Common Stock any shares of capital stock of the Company, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding before such event and of which the denominator shall be the number of shares of Common Stock outstanding after such event. Any adjustment made pursuant to this Section shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

(b) Subsequent Transactions. Except as contemplated under the Purchase Agreements, for so long as any shares of Series A Preferred Stock shall remain outstanding, the Company shall not effect or enter into an agreement to effect any transactions involving a “Variable Rate Transaction” or an “MFN Transaction” (each as defined below). Following the Closing Date, if the Company enters into a Variable Rate Transaction or MFN Transaction (except for the Additional Series A Financing), despite the prohibition hereof and in the Purchase Agreements, in addition to other remedies that the Company may have, the Company shall be deemed to have issued Common Stock at the lowest possible conversion or exercise price at which such securities may be converted or exercised and Holders shall be entitled to adjustment to the Conversion Price pursuant to Section 7(c) hereof and receive additional shares or other rights and benefits to the effect that Holder shall enjoy substantially similar terms and conditions as those offered in the Variable Rate Transaction and/r MFN Transaction. The term “Variable Rate Transaction” shall mean a transaction in which the Company issues or sells (i) any debt or equity securities that are convertible into, exchangeable or exercisable for, or include the right to receive additional shares of Common Stock either (A) at a conversion, exercise or exchange rate or other price that is based upon and/or varies with the trading prices of or quotations for the shares of Common Stock at any time after the initial issuance of such debt or equity securities, or (B) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such debt or equity security or upon the occurrence of specified or contingent events directly or indirectly related to the business of the Company or the market for the Common Stock. The term “MFN Transaction” shall mean a transaction in which the Company issues or sells any securities in a capital raising transaction or series of related transactions on terms and conditions more favorable than those granted to the investors under the Purchase Agreements and related transaction documents. Any Purchaser shall be entitled to obtain injunctive relief against the Company to preclude any such issuance, which remedy shall be in addition to any right to collect damages. Notwithstanding the foregoing, this Section 7(b) shall not apply in respect of an Exempt Issuance, except that no Variable Rate Transaction or MFN Transaction shall be an Exempt Issuance.

(c) Price Adjustment Upon Dilutive Issuances.

i. For so long as any shares of Series A Preferred Stock shall remain outstanding, following the Closing Date, in the event the Company closes on the sale or issuance of (A) Common Stock at a price, or (B) any securities convertible into or exchangeable for, directly or indirectly, Common Stock (“Convertible Securities”), or any rights or warrants or options to purchase any such Common Stock or Convertible Securities (collectively, the “Additional Issuances”) with an exercise price or conversion price, which is less than the Conversion Price then in effect (such lower sales price, conversion or exercise price, as the case may be, being referred to as the “Lower Price”), then and in such event, the Conversion Price shall be reduced, concurrently with such issue or sale, to the Lower Price.

ii. Notwithstanding anything to the contrary set forth in Section 7(c)(i), no adjustment shall be made to the Conversion Price and/or the Conversion Ratio with regard to (i) securities issued pursuant to a bona fide firm underwritten public offering of the Company’s securities provided such underwritten public offering shall provide gross proceeds to the Company of not less than $20,000,000 and shall have been approved in advance by the Majority Holders, (ii) securities issued (other than for cash) in connection with a strategic merger, acquisition, or consolidation provided that the issuance of such securities in connection with such strategic merger, acquisition or consolidation has been approved in advance by the Majority Holders, (iii) securities issued pursuant to the conversion or exercise of convertible or exercisable securities issued or outstanding on or prior to the Closing Date or issued pursuant to the Purchase Agreements (so long as the conversion or exercise price in such securities are not amended to lower such price and/or adversely affect the Holders), (iv) securities issued in connection with bona fide strategic license agreements or other partnering arrangements so long as such issuances are not for the purpose of raising capital and provided that the issuance of such securities in connection with such bona fide strategic license, agreements or other partnering arrangements has been approved in advance by the Majority Holders, (v) Common Stock issued or the issuance or grants of options to purchase Common Stock pursuant to the Company’s equity incentive plans outstanding as they exist on the Closing Date (as defined in the First Purchase Agreement), (vi) the issuance or grants of options to purchase Common Stock to employees, officers or directors of the Company pursuant to any equity incentive plan duly adopted by the Board of Directors or a committee thereof established for such purpose so long as such issuances in the aggregate do not exceed ten percent (10)% of the issued and outstanding shares of Common Stock as of the Final Closing Date (as defined in the First Purchase Agreement) and the specified price at which the options may be exercised is equal to or greater than the VWAP as of the date of such grant, and (vii) any warrants, shares of Common Stock or other securities issued to a placement agent and its designees for the transactions contemplated by the Purchase Agreements (each an “Exempt Issuance”).

(d) Pro Rata Distributions. If the Company, at any time after the Closing, shall distribute to all holders of Common Stock (and not to Holders) evidences of its indebtedness or assets or rights or warrants to subscribe for or purchase any security, then in each such case the Conversion Price shall be determined by multiplying such Conversion Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction of which the denominator shall be the VWAP determined as of the record date mentioned above, and of which the numerator shall be such VWAP on such record date less the then fair market value at such record date of the portion of such assets or evidence of indebtedness so distributed applicable to one outstanding share of the Common Stock as determined by the Board of Directors in good faith. In either case the adjustments shall be described in a statement provided to the Holders of the portion of assets or evidences of indebtedness so distributed or such subscription rights applicable to one share of Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

(e) Price Reset upon Restatement of 2007 Financials. For the period of time between the Closing and the filing of an Annual Report on Form 10-K for the Fiscal Year ended December 31, 2008, in the event the Company restates its audited and consolidated financial statements for the fiscal year ended December 31, 2007 to the effect that the restated consolidated [After-Tax] Net Income (the “Restated 2007 After-Tax Net Income”) is lower than 90% of $2,832,889, the current audited and consolidated After-Tax Net Income for the fiscal year ended December 31, 2007, then the Conversion Price shall be adjusted as follows: the new Conversion Price shall be equal to the amount calculated by dividing (A) the product of Restated 2007 After-Tax Net Income and 5.45, by (B) the total number of Common Stock issued and outstanding immediately prior to the Closing.

(f) Calculations. All calculations under this Section 7 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company or any of its subsidiaries. For purposes of this Section 7, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding treasury shares and shares owned by subsidiaries, if any) actually issued and outstanding.

(g) Notice to Holders.

i. Adjustment to Conversion Price. Whenever the Conversion Price is adjusted pursuant to any of this Section 7, the Company shall promptly mail to each Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

ii. Notices of Other Events. If (A) notwithstanding Section 3(a), the Company shall declare a dividend (or any other distribution) on the Common Stock; (B) the Company shall declare a redemption of the Common Stock; (C) the Company shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights; (D) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock or any Fundamental Transaction, (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company; then in each such case, the Company shall cause to be filed at each office or agency maintained for the purpose of conversion of the Series A Preferred Stock, and shall cause to be mailed to the Holders at their last addresses as they shall appear upon the stock books of the Company, at least 10 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification or Fundamental Transaction; provided, that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice.

(h) Fundamental Transaction. If, at any time while any shares of Series A Preferred Stock shall remain outstanding, (i) the Company effects any merger or consolidation of the Company with or into another Person, (ii) the Company effects any sale of all or substantially all of its assets in one or a series of related transactions, (iii) any tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (iv) the Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a “Fundamental Transaction”), then upon any subsequent conversion of this Series A Preferred Stock, the Holder shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion absent such Fundamental Transaction, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction as if it had been, immediately prior to such Fundamental Transaction, the holder of one share of Common Stock (the “Alternate Consideration”). For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Series A Preferred Stock following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Company or surviving entity in such Fundamental Transaction shall file a new Certificate with the same terms and conditions and issue to the Holder new preferred stock consistent with the foregoing provisions and evidencing the Holder’s right to convert such preferred stock into Alternate Consideration. The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this paragraph (h) and insuring that this Series A Preferred Stock (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction. Notwithstanding the foregoing or any other provisions of this Certificate, in the event that the agreement relating to a Fundamental Transaction provides for the conversion or exchange of the Series A Preferred Stock into equity or debt securities, cash or other consideration and the agreement is approved by the Majority Holders, then the Holders shall have only the rights set forth in such agreement.

Section 8.  Miscellaneous.

(a) Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder, including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service, addressed to the Company, at its principal address as reflected in its most recent filing with the Commission. Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile telephone number or address of such Holder appearing on the books of the Company, or if no such facsimile telephone number or address appears, at the principal place of business of the Holder. Any notice or other communication or deliveries hereunder shall be deemed given when received, and any notice by telecopier shall be effective if confirmation of receipt is given by the party to whom the notice is transmitted.

(b) Lost or Mutilated Preferred Stock Certificate. If a Holder’s Series A Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series A Preferred Stock so mutilated, lost, stolen or destroyed but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership thereof, and indemnity, if requested, all reasonably satisfactory to the Company.

(c) Next Trading Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Trading Day, such payment shall be made on the next succeeding Trading Day.

(d) Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate and shall not be deemed to limit or affect any of the provisions hereof.

(e) Amendment. This Certificate constitutes an agreement between the Company and the Holders. For as long as any shares of Series A Preferred Stock shall remain outstanding, there terms hereof may be amended, modified, repealed or waived only by the affirmative vote or written consent of holders of a majority of the then outstanding shares of Series A Preferred Stock, voting together as a class and series.

RESOLVED, FURTHER, that the Chairman, the president or any vice-president, and the secretary or any assistant secretary, of the Company be and they hereby are authorized and directed to prepare and file a Certificate of Designation of Preferences, Rights and Limitations in accordance with the foregoing resolution and the provisions of Delaware law.

IN WITNESS WHEREOF, the undersigned has executed this Certificate this as of this August 20, 2008.

/s/ Jiaji Shang
Name: Jiaji Shang
Title: Chief Executive Officer and Chairman of the Board of Directors

ANNEX A

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES
OF SERIES A PREFERRED STOCK)

The undersigned hereby elects to convert the number of shares of Series A Convertible Preferred Stock indicated below, into shares of common stock, par value $0.001 per share (the “Common Stock”), of CHINA NEW ENERGY GROUP COMPANY, a Delaware corporation (the “Company”), according to the conditions hereof, as of the date written below. If shares are to be issued in the name of a person other than undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Company in accordance therewith. No fee will be charged to the Holder for any conversion, except for such transfer taxes, if any.
Conversion calculations:

Date to Effect Conversion:
________________________________________

Number of shares of Common Stock owned prior to Conversion:
_______________

Number of shares of Series A Preferred Stock to be Converted:
________________

Value of shares of Series A Preferred Stock to be Converted:
____________________

Number of shares of Common Stock to be Issued:
___________________________

Certificate Number of Series A Preferred Stock attached
hereto: _________________

Number of Shares of Series A Preferred Stock represented by attached certificate: _________

Number of shares of Series A Preferred Stock subsequent to
Conversion: ________________

[HOLDER]

By:
Name:
Title: